Exhibit 99.1
F.N.B. CORPORATION REPORTS FIRST QUARTER 2009 EARNINGS
Hermitage, PA — April 23, 2009 — F.N.B. Corporation (NYSE: FNB), a diversified financial services company, today reported financial results for the first quarter of 2009. Net income available to common shareholders was $14.3 million, or $0.16 per diluted common share for the first quarter of 2009. Comparative results in the fourth quarter of 2008 were a net loss of $18.9 million, or $(0.21) per diluted share, and in the first quarter of 2008 net income totaled $16.5 million, or $0.27 per diluted share. For the first quarter of 2009, F.N.B. Corporation’s performance ratios were as follows: return on average tangible common equity was 17.48%; return on average common equity was 6.22%; return on average tangible assets was 0.87% and return on average assets was 0.75%.
“We are pleased to deliver a quarter consistent with our expectations as we continue to win customers in the market place,” said Stephen J. Gurgovits, Chairman, President and Chief Executive Officer of F.N.B. Corporation. “We entered 2009 well positioned with strong capital levels, a healthy franchise and the right team in place to take advantage of continued competitive disruption in our markets.”
Net Interest Income
Net interest income totaled $64.1 million for the first quarter of 2009, representing a decrease of $4.3 million from the prior quarter. This decline was due primarily to a narrowing of the net interest margin and fewer days in the quarter. The net interest margin equaled 3.70% for the first quarter of 2009, compared to 3.88% in the fourth quarter of 2008 and 3.73% in the first quarter of 2008. The narrowing of 18 basis points from the fourth quarter of 2008 was driven by loan yields declining faster than deposit rates, reflecting the aggressive actions of the Federal Reserve to lower interest rates during the fourth quarter of 2008. Additionally, the first quarter 2009 net interest margin reflects a reduced benefit from the accretion of Omega purchase accounting adjustments for time deposits compared to the fourth quarter of 2008. Net interest income for the first quarter of 2009 increased 30.9% compared to the first quarter of 2008, reflecting a combination of organic growth and the 2008 acquisitions of Omega Financial Corporation and Iron and Glass Bancorp, Inc.
Average loans totaled $5.8 billion, representing a decrease of 0.6% compared to the fourth quarter of 2008. This decrease reflects a mix of seasonally lower consumer loans, higher refinance activity and slower commercial loan bookings. Commercial loans decreased 0.8% from the fourth quarter of 2008 reflecting the effect of a slower economic environment in the Corporation’s Pennsylvania markets. However, commercial loan bookings did pick up at the end of the first quarter of 2009 as the period-end commercial loan portfolio balance was $18

F.N.B. Corporation Page 2 of 5
million or 0.6% higher than the average commercial loan portfolio balance for the first quarter, providing a good start to the second quarter. In addition, during the first quarter of 2009, average consumer loan balance growth in home equity lines of credit and indirect loans essentially offset a decrease in direct installment loans compared to the fourth quarter of 2008. Moreover, the Corporation continued to benefit from competitive disruption in the automobile finance market that led to an increase in indirect lending. Seasonally weaker demand and higher refinance activity drove lower direct installment lending. Compared to the first quarter of 2008, average total loans for the first quarter of 2009 increased 32.2%. Excluding the effects of the Omega and Iron and Glass acquisitions, the organic growth rate in average total loans was 2.6% compared to the first quarter of 2008.
Average deposits and treasury management balances totaled $6.5 billion for the first quarter of 2009 and were flat compared to the fourth quarter of 2008, which represented good performance given that balances typically decline from the fourth quarter. Growth in savings accounts and treasury management accounts during the first quarter of 2009 offset declines in certificates of deposit and seasonal declines in business non-interest bearing accounts. Certificates of deposit are down by design as a result of the strong performance in core deposits. The growth in treasury management balances during the first quarter of 2009 reflects continued strong growth in new clients as well as seasonal increases for clients in higher education and government banking. Compared to the first quarter of 2008, average deposits and treasury management balances for the first quarter of 2009 increased 39.4%. Excluding the effects of the Omega and Iron and Glass acquisitions, the organic growth rate in average deposits and treasury management balances was a strong 6.3% compared to the first quarter of 2008.
Non-Interest Income
Non-interest income totaled $28.2 million for the first quarter of 2009, compared to $8.3 million in the fourth quarter of 2008 and $22.2 million in the first quarter of 2008. The fourth quarter of 2008 included $20.1 million in non-cash impairment charges related to certain investments, while the first quarter 2009 results included a $0.2 million other-than-temporary impairment charge for bank stocks. Excluding the impairment charges from the results for the first quarter of 2009 and the fourth quarter of 2008, non-interest income was essentially flat as seasonally lower service charges and securities commissions and fees were offset by increased contingency fees in the insurance business. In total, non-interest income represented 30% of net revenue for the first quarter of 2009.
Non-Interest Expense
Non-interest expense totaled $61.0 million for the first quarter of 2009, representing a $2.6 million, or 4.4%, increase compared to $58.4 million for the fourth quarter of 2008. This increase was primarily driven by higher salary and benefits costs and seasonally higher occupancy costs. Salaries and employee benefits for the first quarter of 2009 included $1

F.N.B. Corporation Page 3 of 5
million in costs associated with the departure of the Corporation’s former CEO, as well as a seasonal increase in employee taxes and higher pension costs. Pension costs increased by $1 million compared to the fourth quarter of 2008 given the 2008 investment performance for the pension plan assets. Other non-interest expense for the first quarter of 2009 included a $1.7 million increase in FDIC insurance costs offset by seasonally lower marketing and business development expenses and tight control on operating expenses. The efficiency ratio totaled 63.1% in the first quarter of 2009, compared to 72.1% in the fourth quarter of 2008 and 59.8% in the first quarter of 2008.
Credit Quality
“We are pleased with the performance of our Pennsylvania and Regency loan portfolios at this point in the economic cycle,” remarked Mr. Gurgovits. “The Florida portfolio performed as expected in the first quarter and continues to reflect a challenging environment.”
The Pennsylvania loan portfolio totaled $5.3 billion at March 31, 2009 (92% of the total loan portfolio) and continued to deliver good credit quality metrics. Net loan charge-offs totaled $2.3 million or 0.17% annualized of average loans for the first quarter of 2009, compared to $5.8 million or 0.45% annualized of average loans for the fourth quarter of 2008. Non-performing loans and OREO as a percentage of total loans and OREO increased to 1.15% at March 31, 2009, up from 0.98% at year-end 2008. In terms of the allowance coverage ratios for the Pennsylvania loan portfolio as of March 31, 2009, the allowance for loan losses represented 1.30% of total loans (flat with year-end 2008) and covered 133% of non-performing loans (down from 153% at year-end 2008).
The Florida loan portfolio totaled $302 million at March 31, 2009 (5% of the total loan portfolio) and delivered credit quality metrics that were steady but showed continued weakness. Net loan charge-offs totaled $8.2 million or 11.22% annualized of average loans for the first quarter of 2009, compared to $13.7 million or 18.59% annualized of average loans for the fourth quarter of 2008. For the first quarter of 2009, $8.2 million in net charge-offs were taken on two Florida credits that had previously-established specific reserves of $5.7 million. Non-performing loans and OREO as a percentage of total loans and OREO equaled 31.65% at March 31, 2009, down slightly from 31.91% at year-end 2008. Florida’s non-performing loans and OREO totaled $96.3 million at March 31, 2009, or approximately 59% of the Corporation’s total non-performing loans and OREO. In terms of the allowance coverage ratios for the Florida loan portfolio as of March 31, 2009, the allowance for loan losses represented 9.04% of total loans (down from 9.69% at year-end 2008) and covered 29% of non-performing loans (down from 31% at year-end 2008). The decrease in the Florida allowance coverage ratios compared to year end reflects the utilization of the previously-established specific reserves in conjunction with the charge-offs taken during the first quarter of 2009.

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Capital Position
Shareholders’ equity at March 31, 2009 totaled $1.0 billion, representing an increase of $101 million, or 10.9%, compared to $926 million at December 31, 2008. The increase reflects the Corporation’s January 9, 2009 participation in the U.S. Treasury’s Capital Purchase Program for $100 million and net retained earnings for the first quarter of 2009, partially offset by higher unrealized losses on securities since year-end 2008. Tangible book value per common share was $3.99, compared to $3.92 at year-end 2008. The Corporation’s tangible common equity ratio was 4.54%, compared to 4.51% at year-end 2008. At quarter end, the tangible book value per common share and tangible common equity ratio excluding accumulated other comprehensive income equaled $4.31 and 4.91%, respectively.
The Corporation’s capital ratios continue to exceed federal bank regulatory agency “well capitalized” thresholds. The Corporation’s leverage capital ratio was 8.67% at March 31, 2009, compared to 7.34% at December 31, 2008. The estimated tier 1 risk-based capital ratio was 11.1% at March 31, 2009, compared to 9.7% at December 31, 2008. The estimated total risk-based capital ratio was 12.5% at March 31, 2009, compared to 11.1% at December 31, 2008.
Conference Call
F.N.B. Corporation will host its regularly scheduled quarterly conference call to discuss results for the first quarter of 2009 on Friday, April 24, 2009, at 8:00 AM Eastern Time. Hosting the call will be Stephen J. Gurgovits, Chairman, President and Chief Executive Officer, and Brian Lilly, Chief Financial Officer.
The call can be accessed by dialing (888) 747-4626 or (913) 312-1416 for international callers; the confirmation number is 1564034.
A replay of the call will be available from 11:00 AM Eastern Time on the day of the call until midnight Eastern Time on Friday, May 1, 2009. The replay can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the confirmation number is 1564034. A transcript of the call will be posted to the “Shareholder and Investor Relations” section of F.N.B. Corporation’s Web site at www.fnbcorporation.com.
About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $8.5 billion as of March 31, 2009. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First

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National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and Bank Capital Services. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania, Tennessee and Florida. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
Forward-looking Statements
This press release of F.N.B. Corporation and the reports F.N.B. Corporation files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of F.N.B. Corporation. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause F.N.B. Corporation’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which F.N.B. Corporation is engaged; (6) technological issues which may adversely affect F.N.B. Corporation’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements F.N.B. Corporation files with the Securities and Exchange Commission. F.N.B. Corporation undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.
# # #
Analyst/Institutional Investor Contact:
Frank Milano 203-682-8343
frank.milano@icrinc.com
Media Contact:
Jennifer Reel 724-983-4856
724-699-6389 (cell)
DATA SHEETS TO FOLLOW

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

				1st Qtr 2009 -	1st Qtr 2009 -
	2009	2008		4th Qtr 2008	1st Qtr 2008
	First	Fourth	First	Percent	Percent
	Quarter	Quarter	Quarter	Variance	Variance
Statement of earnings
Interest income	$98,102	$107,158	$88,525	-8.5	10.8
Interest expense	34,020	38,793	39,560	-12.3	-14.0

Net interest income	64,082	68,365	48,965	-6.3	30.9
Taxable equivalent adjustment	1,555	1,597	1,263	-2.6	23.2

Net interest income (FTE)	65,637	69,962	50,228	-6.2	30.7
Provision for loan losses	10,514	51,298	3,583	-79.5	193.4

Net interest income after provision (FTE)	55,123	18,664	46,645	195.3	18.2

Service charges	13,599	14,643	10,186	-7.1	33.5
Insurance commissions and fees	5,081	3,508	3,922	44.9	29.5
Securities commissions and fees	1,788	2,500	1,520	-28.5	17.7
Trust income	2,917	3,081	2,224	-5.3	31.2
Gain on sale of securities	278	5	754	5945.0	-63.2
Impairment loss on securities	(203)	(16,698)	(10)	n/m	n/m
Gain on sale of loans	536	366	451	46.4	18.9
Other	4,183	853	3,121	390.6	34.0

Total non-interest income	28,179	8,258	22,168	241.2	27.1

Salaries and employee benefits	32,102	29,536	25,256	8.7	27.1
Occupancy and equipment	10,091	9,414	6,931	7.2	45.6
Amortization of intangibles	1,815	1,988	1,073	-8.7	69.1
Other	16,964	17,478	11,103	-2.9	52.8

Total non-interest expense	60,972	58,416	44,363	4.4	37.4

Income (loss) before income taxes	22,330	(31,494)	24,450	-170.9	-8.7
Taxable equivalent adjustment	1,555	1,597	1,263	-2.6	23.2
Income taxes (benefit)	5,124	(14,185)	6,696	-136.1	-23.5

Net income	15,651	(18,906)	16,491	-182.8	-5.1
Preferred stock dividends and discount amortization	1,343	0	0	n/m	n/m

Net income available to common shareholders	$14,308	($18,906)	$16,491	-175.7	-13.2

Earnings (loss) per common share
Basic	$0.16	($0.21)	$0.27	176.2	-40.7
Diluted	$0.16	($0.21)	$0.27	176.2	-40.7

Performance ratios
Return on average equity	6.22%	-7.74%	12.14%
Return on average tangible equity (1)	15.29%	-17.67%	24.24%
Return on average tangible common equity (1)	17.48%	-17.67%	24.24%
Return on average assets	0.75%	-0.89%	1.09%
Return on average tangible assets (2)	0.87%	-0.89%	1.18%
Net interest margin (FTE)	3.70%	3.88%	3.73%
Yield on earning assets (FTE)	5.63%	6.02%	6.66%
Cost of funds	2.15%	2.39%	3.25%
Efficiency ratio (FTE) (3)	63.06%	72.14%	59.79%

Common stock data
Average basic shares outstanding	89,383,243	89,304,839	60,219,800	0.1	48.4
Average diluted shares outstanding	89,571,134	89,588,706	60,592,173	0.0	47.8
Ending shares outstanding	89,774,045	89,700,152	60,613,702	0.1	48.1
Common book value per share	$10.37	$10.32	$8.97	0.5	15.7
Tangible common book value per share	$3.99	$3.92	$4.67	1.7	-14.7
Tangible common book value per share, excluding AOCI (4)	$4.31	$4.21	$4.82	2.4	-10.5
Dividend payout ratio (common)	75.30%	-114.06%	88.44%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

				1st Qtr 2009 -	1st Qtr 2009 -
	2009	2008		4th Qtr 2008	1st Qtr 2008
	First	Fourth	First	Percent	Percent
	Quarter	Quarter	Quarter	Variance	Variance
Average balances
Total assets	$8,433,532	$8,414,609	$6,104,160	0.2	38.2
Earning assets	7,156,774	7,197,213	5,417,023	-0.6	32.1
Securities	1,317,524	1,330,686	1,007,583	-1.0	30.8
Short-term investments	14,313	4,907	1,737	191.7	723.8
Loans, net of unearned income	5,824,937	5,861,620	4,407,703	-0.6	32.2
Allowance for loan losses	106,954	76,400	53,330	40.0	100.6
Goodwill and intangibles	573,963	575,668	260,996	-0.3	119.9

Deposits and treasury management accounts (5)	6,530,790	6,529,246	4,684,241	0.0	39.4
Short-term borrowings	107,112	128,081	171,081	-16.4	-37.4
Long-term debt	475,088	494,065	476,916	-3.8	-0.4
Trust preferred securities	205,300	205,468	151,031	-0.1	35.9
Shareholders’ equity	1,020,495	972,138	546,198	5.0	86.8

Asset quality data
Non-accrual loans	$147,479	$139,607	$29,949	5.6	392.4
Restructured loans	4,424	4,097	3,628	8.0	21.9

Non-performing loans	151,903	143,704	33,577	5.7	352.4
Other real estate owned	12,232	9,177	8,538	33.3	43.3
Non-performing investments (6)	7,288	10,456	0	-30.3	0.0

Non-performing assets	$171,423	$163,337	$42,115	5.0	307.0

Net loan charge-offs	$12,132	$21,148	$2,993	-42.6	305.3
Allowance for loan losses	103,127	104,730	53,396	-1.5	93.1

Non-performing loans / total loans	2.62%	2.47%	0.76%
Non-performing loans + OREO / total loans + OREO	2.82%	2.62%	0.95%
Allowance for loan losses / total loans	1.78%	1.80%	1.20%
Allowance for loan losses / non-performing loans	67.89%	72.88%	159.03%
Net loan charge-offs (annualized) / average loans	0.84%	1.44%	0.27%

Balances at period end
Total assets	$8,454,797	$8,364,811	$6,164,590	1.1	37.2
Earning assets	7,198,967	7,160,200	5,465,223	0.5	31.7
Securities	1,322,939	1,326,133	1,014,882	-0.2	30.4
Short-term investments	53,118	2,978	1,266	1683.5	4096.1
Loans, net of unearned income	5,799,934	5,820,380	4,440,037	-0.4	30.6
Goodwill and intangibles	573,526	574,507	260,484	-0.2	120.2

Deposits and treasury management accounts (5)	6,583,930	6,469,328	4,728,898	1.8	39.2
Short-term borrowings	101,598	181,558	173,346	-44.0	-41.4
Long-term debt	445,242	490,250	496,445	-9.2	-10.3
Trust preferred securities	205,217	205,386	151,031	-0.1	35.9
Shareholders’ equity	1,026,581	925,984	543,622	10.9	88.8

Capital ratios
Equity/assets (period end)	12.14%	11.07%	8.82%
Leverage ratio	8.67%	7.34%	7.51%
Tangible equity/tangible assets (period end)	5.75%	4.51%	4.80%
Tangible common equity/tangible assets (period end)	4.54%	4.51%	4.80%
Tangible common equity, excluding AOCI/ tangible assets (period end) (4)	4.91%	4.85%	4.95%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

				1st Qtr 2009 -	1st Qtr 2009 -
	2009	2008		4th Qtr 2008	1st Qtr 2008
	First	Fourth	First	Percent	Percent
	Quarter	Quarter	Quarter	Variance	Variance
Average balances
Loans:
Commercial	$3,177,011	$3,203,713	$2,299,366	-0.8	38.2
Direct installment	1,049,864	1,083,072	933,092	-3.1	12.5
Consumer LOC	347,566	332,983	251,846	4.4	38.0
Residential mortgages	645,935	651,141	470,173	-0.8	37.4
Indirect installment	534,298	522,633	427,518	2.2	25.0
Other	70,263	68,078	25,708	3.2	173.3

Total loans	$5,824,937	$5,861,620	$4,407,703	-0.6	32.2

Deposits:
Non-interest bearing deposits	$898,659	$918,143	$602,527	-2.1	49.1
Savings and NOW	2,862,549	2,847,628	2,046,236	0.5	39.9
Certificates of deposit and other time deposits	2,315,591	2,331,236	1,741,920	-0.7	32.9

Total deposits	6,076,799	6,097,007	4,390,683	-0.3	38.4
Treasury management accounts (5)	453,991	432,239	293,558	5.0	54.7

Total deposits and treasury management accounts (5)	$6,530,790	$6,529,246	$4,684,241	0.0	39.4

Balances at period end
Loans:
Commercial	$3,194,986	$3,173,941	$2,338,110	0.7	36.6
Direct installment	1,029,844	1,070,791	928,513	-3.8	10.9
Consumer LOC	355,345	340,750	254,663	4.3	39.5
Residential mortgages	612,350	638,356	458,406	-4.1	33.6
Indirect installment	535,417	531,430	429,140	0.8	24.8
Other	71,992	65,112	31,205	10.6	130.7

Total loans	$5,799,934	$5,820,380	$4,440,037	-0.4	30.6

Deposits:
Non-interest bearing deposits	$922,476	$919,539	$634,831	0.3	45.3
Savings and NOW	2,926,734	2,816,628	2,058,147	3.9	42.2
Certificates of deposit and other time deposits	2,313,995	2,318,456	1,743,676	-0.2	32.7

Total deposits	6,163,205	6,054,623	4,436,654	1.8	38.9
Treasury management accounts (5)	420,725	414,705	292,244	1.5	44.0

Total deposits and treasury management accounts (5)	$6,583,930	$6,469,328	$4,728,898	1.8	39.2

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

	First Quarter 2009
	Bank - PA	Bank - FL	Regency	Total
Asset quality data, by geographic region
Non-accrual loans	$51,854	$93,974	$1,651	$147,479
Restructured loans	450	0	3,974	4,424

Non-performing loans	52,304	93,974	5,625	151,903
Other real estate owned	9,011	2,277	944	12,232
Non-performing investments (6)	7,209	0	0	7,209

Non-performing assets	$68,524	$96,251	$6,569	$171,344

Net loan charge-offs	$2,273	$8,241	$1,618	$12,132
Provision for loan losses	2,100	7,010	1,404	10,514
Allowance for loan losses	69,588	27,275	6,264	103,127
Loans, net of unearned income	5,345,365	301,787	152,782	5,799,934

Non-performing loans / total loans	0.98%	31.14%	3.68%	2.62%
Non-performing loans + OREO / total loans + OREO	1.15%	31.65%	4.27%	2.82%
Allowance for loan losses / total loans	1.30%	9.04%	4.10%	1.78%
Allowance for loan losses / non-performing loans	133.04%	29.02%	111.36%	67.89%
Net loan charge-offs (annualized) / average loans	0.17%	11.22%	4.24%	0.84%

Loans 30 - 89 days past due	$38,562	$734	$3,453	$42,749
Loans 90+ days past due	8,909	0	2,846	11,755
Non-accrual loans	51,854	93,974	1,651	147,479

Total past due and non-accrual loans	$99,325	$94,708	$7,950	$201,983

Total past due and non-accrual loans/total loans	1.86%	31.38%	5.20%	3.48%

F.N.B. CORPORATION
(Unaudited)
(Dollars in thousands)

	Fourth Quarter 2008
	Bank - PA	Bank - FL	Regency	Total
Asset quality data, by geographic region
Non-accrual loans	$45,006	$93,116	$1,485	$139,607
Restructured loans	452	0	3,645	4,097

Non-performing loans	45,458	93,116	5,130	143,704
Other real estate owned	7,054	1,138	985	9,177
Non-performing investments (6)	10,456	0	0	10,456

Non-performing assets	$62,968	$94,254	$6,115	$163,337

Net loan charge-offs	$5,759	$13,745	$1,644	$21,148
Provision for loan losses	17,532	32,035	1,731	51,298
Allowance for loan losses	69,745	28,506	6,479	104,730
Loans, net of unearned income	5,368,157	294,202	158,021	5,820,380

Non-performing loans / total loans	0.85%	31.65%	3.25%	2.47%
Non-performing loans + OREO / total loans + OREO	0.98%	31.91%	3.85%	2.62%
Allowance for loan losses / total loans	1.30%	9.69%	4.10%	1.80%
Allowance for loan losses / non-performing loans	153.43%	30.61%	126.30%	72.88%
Net loan charge-offs (annualized) / average loans	0.45%	18.59%	4.15%	1.44%

Loans 30 - 89 days past due	$40,414	$0	$3,517	$43,931
Loans 90+ days past due	11,044	0	3,023	14,067
Non-accrual loans	45,006	93,116	1,485	139,607

Total past due and non-accrual loans	$96,464	$93,116	$8,025	$197,605

Total past due and non-accrual loans/total loans	1.80%	31.65%	5.08%	3.40%

(1)	Return on average tangible equity (common equity) is calculated by dividing net income less amortization of intangibles by average equity (common equity) less average intangibles.

(2)	Return on average tangible assets is calculated by dividing net income less amortization of intangibles by average assets less average intangibles.

(3)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

(4)	Accumulated other comprehensive income (AOCI) is comprised of unrealized losses on securities and unrecognized pension and postretirement obligations.

(5)	Treasury management accounts are included in short-term borrowings on the balance sheet.

(6)	The non-performing investments at March 31, 2009 include $0.1 million at a non-banking affiliate of the Corporation.

(7)	Certain prior period amounts have been reclassified to conform to the current period presentation.